Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-85636, 33-89124, 333-76957, 333-49290, 333-139969 and 333-153375, Form S-3 Nos. 333-30170, 333-76107, 333-92662, 333-124355, 333-134564, 333-135580, 333-135581, 333-138061 and 333-155209, and Form S-4 No. 333-144093) of SkyTerra Communications, Inc. of our reports dated February 25, 2010, with respect to the consolidated financial statements of SkyTerra Communications, Inc. and the effectiveness of internal control over financial reporting of SkyTerra Communications, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

McLean, Virginia

February 25, 2010